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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
Open Road Releasing, LLC:

        We consent to the incorporation by reference in the registration statement (No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our report dated March 6, 2015, with respect to the consolidated balance sheets of Open Road Releasing, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members' deficit, and cash flows for the each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of AMC Entertainment Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California March 10, 2015

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm